UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 16, 2007

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(888) 479-9111

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On March 16, 2007, the Compensation Committee of the Board of Directors of Marlin Business Services Corp. (the “Company”) approved grants of restricted stock and options under the Company’s 2003 Equity Compensation Plan to Daniel P. Dyer, Chairman and Chief Executive Officer, George D. Pelose, Chief Operating Officer, Lynne C. Wilson, Chief Financial Officer, and other officers and employees of the Company. These grants were made as part of the annual management equity incentive program.
Mr. Dyer received grants of 8,320 shares of Restricted Stock, up to 2,773 Matching Shares of Restricted Stock, 9,314 Time Vested Options, and a maximum of 12,919 Performance Options. Mr. Pelose received grants of 6,391 shares of Restricted Stock, up to 2,130 Matching Shares of Restricted Stock, 7,156 Time Vested Options, and a maximum of 9,924 Performance Options. Ms. Wilson received grants of 3,087 shares of Restricted Stock, up to 1,029 Matching Shares of Restricted Stock, 3,457 Time Vested Options, and a maximum of 4,794 Performance Options.
The Restricted Stock grants shall vest seven years from the date of issuance, subject to accelerated vesting if the Company achieves certain financial performance goals. The Matching Shares of Restricted Stock shall vest after ten years from the date of issuance, subject to accelerated vesting if the grantee maintains ownership of a certain number of unrestricted shares for three years from the date of issuance. The Time Vested Options vest 25% per year beginning on the first anniversary of the grant date. Vesting of the Performance Options will be determined by EPS growth rates averaged over a four year performance period, with potential vesting amounts equal to 0%, 33.33%, 66.66% or 100% of the grant amount. The strike price for all options was set at the closing price of the Company’s stock on the date the grants were approved by the Compensation Committee (March 16, 2007).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 22, 2007

MARLIN BUSINESS SERVICES CORP.
By:	/s/ GEORGE D. PELOSE
	Name:	George D. Pelose
	Title:	Chief Operating Officer

3